Exhibit 99.1

Scotia Waterous (USA) Inc. (“Scotia Waterous”) has been retained as exclusive financial advisor by Hupecol (the “Company”) to explore alternatives to optimize the Company’s portfolio, including the divestment of Hupecol’s interest in the La Cuerva block in Colombia’s Llanos Basin (the “Offering”).

BACKGROUND TO SALE

Hupecol is a private E&P company founded in 1998 and headquartered in Houston, Texas with a branch office in Bogotá, Colombia.  The Company strategically explores and develops assets through seismic acquisition and drilling programs.  Hupecol employs a wildcatter’s perspective, as shown when they entered Colombia in 1998, several years before the region caught on with many international players.

OFFERING OVERVIEW

Hupecol is offering the La Cuerva block in the prolific Llanos Basin of Colombia with a combination of existing production, infill and step-out locations, ready to drill prospects, and additional exploration potential.  The contract was awarded by Colombia’s National Hydrocarbons Association (ANH) in 2008 and is held 100% by Hupecol. The contract resides in Hupecol Cuerva, LLC a Delaware-based entity, and is operated by another subsidiary, Hupecol Operating, LLC.

The La Cuerva block is comprised of approximately 47,950 gross acres.  In keeping with Company strategy, Hupecol has acquired and processed 3-D seismic data over the block and has amassed an inventory of high-quality prospects and over 50 identified ready-to-drill locations.

Third-party reserves for La Cuerva, estimated by Petrotech Engineering Ltd. (“Petrotech”), show net proved reserves of 6.1 MMbbl and 2P volumes estimated at 16.3 MMbbl with a PV-10% value of approximately US$435 million based on a 3/31/2011 effective date.  Possible reserves and prospective resources of 3.5 and 3.7 MMbbl, respectively, have also been identified.

Hupecol has been successful in growing its production rate since acquiring the La Cuerva block in 2008.  Production rates averaged approximately 2,900 bbl/day (June 2011) from 12 wells with oil gravities around 21o API.  Existing facilities onsite are capable of handling 18 Mbbl/day oil and 22 Mbbl/day water, with water disposal capacity of 15 Mbbl/day.  These as-built specifications are currently more than sufficient to handle the current production, with modular expansions easily made for future growth.  All-weather roads on the block allow for year-round production.

In addition, Hupecol was awarded the LLA-62 block in 2011 through the ANH licensing round. The LLA-62 block is an adjoining block to La Cuerva and may also be considered as part of the Offering.

Highlights of the Offering include:

●	La Cuerva block in the Eastern portion of the Llanos Basin consisting of ~47,950 gross acres
●	100% WI, and operated by Hupecol
●	Contract consists of an 8% royalty, and no “X-factor”, a considerable advantage over many other recently signed contracts
●	Contract does not contain over-rides or preferential rights; all obligations have been met
●	Opportunity to acquire current production with significant exploration and development upside
●	Production of approximately 2,900 bbl/day (June 2011)
●	Targeted reservoirs, typically in the Carbonera C3/C5/C7 reservoirs found between 3,500 and 4,500 ft TVD, have excellent production characteristics

●	Net 2P reserves of more than 16.3 MMboe certified by third-party reserve engineers Petrotech with a PV-10% of approximately US$435 million based on a 3/31/2011 effective date
●	Proved: 6.1 MMbbl oil (47% proved developed); probable and possible: 13.8 MMbbl; 3.7 MMbbl of prospective resources identified
●	Widespread 3-D seismic coverage over reservoirs of excellent quality
●	Current infrastructure capable of handling existing production and identified upside
●	Experienced field staff effectively managing field operations

TRANSACTION PROCESS

Companies interested in gaining access to confidential information are required to execute the Hupecol Confidentiality Agreement (“CA”).  Interested parties are asked to send an executed CA to the attention of Matthew Jankovsky via email (matthew_jankovsky@scotiawaterous.com or by fax to +1 (713) 222-0572, followed by two originals to Scotia Waterous’ Houston office.  Companies who participated in the 2009 Hupecol Colombia Offering are asked to review their prior executed CA which may be amended for this Offering.

Once the CA has been approved, interested parties shall be provided access to the Virtual Data Room (“VDR”) which houses the vast majority of the confidential data.  The Physical Data Rooms are located in Scotia Waterous’ Houston, Texas office as well as in Bogotá, Colombia.  There, interested parties may review otherwise unavailable evaluation material including seismic data, and take part in a data room presentation given by Scotia Waterous’ staff.

The expected timetable for the Offering, to be further defined during the process, is as follows:

Milestone	Date
Virtual Data Room Available	June 22, 2011
Physical Data Room Opens	July 5, 2011
Proposals Due	August 11, 2011